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                                                                    EXHIBIT 5.1

                               February 21, 2002



Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809

Gentlemen:

         We have acted as counsel for Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration of 690,100 shares of common stock of the Company, par value $.01 per share (the "Shares"), pursuant to the Registration Statement of Form S-3 filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), and the proposed sale of the Shares by BH Capital Investments, L.P., Excalibur Limited Partnership, FNY Millenium Partners, LP, Millenium Global Offshore Ltd., Potomac Capital Partners, LP, Potomac Capital International Ltd., Angelo S. Morini, Christopher New, LeAnn Hitchcock, Kulbir Sabharwal and Frederick A. DeLuca (the "Selling Stockholders"), in accordance with the Registration Statement.

         Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that (i) those Shares previously issued were validly issued, fully paid and nonassessable, and (ii) upon exercise of the warrants held by certain Selling Stockholders, pursuant to which the remainder of the Shares are issuable, and the Company's issuance of such Shares upon such exercise, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement.


                                             Very truly yours,

                                             BAKER & HOSTETLER LLP